ProPetro Reports Second Quarter 2017 Results

MIDLAND, TX, August 8, 2017 (Businesswire) – ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced financial and operational results for the second quarter of 2017.
Second Quarter 2017 Highlights

•	Total revenue for the quarter increased 24% to $213.5 million, compared to $171.9 million for the first quarter of 2017.

•	Net income for the quarter was $4.9 million, or $0.06 per diluted share, as compared to a net loss of $24.4 million, or $0.43 loss per diluted share, for the first quarter of 2017.

•	Adjusted EBITDA for the quarter was $30.7 million, up approximately 89% from $16.2 million for the first quarter of 2017.

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Frac fleet remained fully utilized, including deployment of two new build fleets, ending the period with total capacity of 510,000 hydraulic horsepower (“HHP”) – more than a 20% increase as compared to the end of the first quarter of 2017.

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Recently took delivery and immediately commenced operations of an additional frac fleet bringing total deployed capacity to 555,000 HHP, with plans to build and deploy three incremental fleets by year end, bringing total frac fleet capacity to 690,000 HHP.

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”
Dale Redman, Chief Executive Officer, commented, “Our business in the second quarter of 2017 continued to improve on the back of strong Permian Basin rig count growth and an undersupplied frac market, resulting in increased demand for our services. The successful deployment of new equipment allowed us to further strengthen our relationships with customers who recognize our proven track record of unsurpassed operational execution. This unique industry position supports our view that we will continue to see strong demand for pressure pumping, and we are responding to the long-term needs of our customers through further expansion of our frac fleet capacity.”
According to data published by Baker Hughes Inc., the Permian Basin rig count increased 16% from 319 at March 31, 2017, to 370 as of June 30, 2017. The Permian Basin rig count as of August 4, 2017 was 379. Although a healthy rig count is beneficial, ProPetro’s fleet utilization is more dependent on the completion needs of well positioned Permian producers who are confronted with an undersupply of quality frac capacity.
Second Quarter 2017 Financial Summary
Revenue for the second quarter of 2017 was $213.5 million, or 24% higher than $171.9 million for the first quarter of 2017. The increase was primarily attributable to higher customer activity, fleet size and demand for ProPetro’s services, leading to improved pricing for the Company’s pressure pumping and other services. During the second of quarter 2017, 95.4% of total revenue was associated with pressure pumping services, as compared to 95.3% in the first quarter of 2017.
Costs of services excluding depreciation and amortization for the second quarter of 2017 increased 18% to $176.8 million from $149.6 million during the first quarter of 2017 primarily due to higher activity levels and fleet size, coupled with an associated increase in headcount due to the increased activity levels. As a percentage of pressure pumping segment revenues, pressure pumping costs of services decreased to 83% from 88% for the first quarter due to improved pricing as demand for services increased without a significant corresponding increase in costs.
General and administrative expense decreased 60% to $7.9 million from $19.9 million in the first quarter of 2017. The net decrease was primarily attributable to approximately $13 million of non-recurring expenses in the first quarter in connection with the IPO. General and administrative expenses, exclusive of stock based compensation and other non-recurring expenses, as a percentage of total revenues decreased to 2.8% for the second quarter of 2017 as compared to 3.6% for the first quarter 2017.
Net income for the second quarter of 2017 totaled $4.9 million, or $0.06 per diluted share, versus a net loss of $24.4 million, or $0.43 loss per diluted share, for the first quarter of 2017.
Adjusted EBITDA increased 89% to $30.7 million for the second quarter of 2017 from $16.2 million in the previous quarter.
Operational Highlights and Fleet Expansion
Active HHP deployed during the quarter averaged 462,033, or 10.9 fleets, and active HHP at quarter end was 510,000, or 12 fleets. An additional 45,000 HHP, or one fleet, commenced operations with a dedicated customer on July 14, 2017, bringing active horsepower to date to 555,000, or 13 fleets. To support increasing demand for pressure pumping services, ProPetro plans to continue to expand the fracturing fleet by adding an additional 135,000 HHP, or 3 fleets, bringing total active HHP to 690,000, or 16 crews, by the end of 2017.
The Company is also seeing increased demand for cementing services and has responded by adding two new build cementing units. The first of these commenced operations in June while the second will be deployed by the end of the third quarter 2017. This will bring total cementing capacity to 14 units.
In support of the Company’s long-term plans for optimizing total capacity and operational performance of its entire frac fleet, ProPetro is purchasing an additional 86 Tier 2 diesel engines by year end 2017. This will allow the Company the optionality to continue to build new frac capacity where there are attractive opportunities with dedicated customers or provide additional new engines into ProPetro’s existing fleet maintenance program, with expected total cost savings of up to $30 million.
Liquidity and Capital Resources
The Company now expects capital expenditures for 2017 to range between $270 million and $290 million. Approximately $144 million has been incurred as of June 30, 2017. The total anticipated full year spend is inclusive of 6 new build frac fleets, additional Tier 2 diesel engines, a small amount of growth in ancillary services, and maintenance capital expenditures.
As of June 30, 2017, total liquidity was $175.1 million, including $25.1 million in cash and cash equivalents as well as an undrawn revolving credit facility with a borrowing capacity of $150.0 million.

Outlook
Mr. Redman continued, “Our solid outlook for continued high activity levels supports further investment in our asset base. This includes the acceleration of delivery of two additional new build frac fleets into this year’s fourth quarter that were originally planned for 2018. Each of these fleets will be deployed under attractive two-year terms to private E&P operators. The combination of our history with these specific customers, their willingness to commit to our services, and our attractive new build cost structure makes this the right decision for ProPetro.”
“Our relationships with customers are built on a strong long-term foundation of loyalty and trust,” concluded Mr. Redman. “This provides us with optimal visibility as well as confidence that our pressure pumping services will continue to be highly utilized beyond 2017. This demand comes mostly from customers that maintain sizable drilling programs and significant production hedges, with plans to continue an elevated level of completion activity well into 2018. ProPetro’s alignment with this type of producer will allow us to prudently invest and grow our business, with a continued focus on maintaining our industry leading performance.”
Conference Call Information
The Company will host a conference call at 9:00 AM Eastern Time on Wednesday, August 9, 2017 to discuss financial and operating results for the second quarter of 2017 and recent developments. This call will also be webcast, along with a presentation slide deck on ProPetro’s website at www.propetroservices.com.  The slide deck will be published on the website the morning of the call.
To access the conference call, U.S. callers may dial toll free 1-877-317-6799 and international callers may dial 1-412-317-6799. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed by dialing 1-877-344-7529 for U.S. callers and 1-412-317-0088 for international callers. The access code for the replay is 10110640.

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About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources.
Forward-Looking Statements
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Investor Relations
sam.sledge@propetroservices.com

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:		
Net loss	$ (19,431)	$ (22,231)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:		
Depreciation and amortization	23,857	21,879
Gain on extinguishment	-	(6,975)
Deferred income tax expense (benefit)	111	(11,700)
Amortization of deferred revenue rebate	923	923
Amortization of deferred debt issuance costs	3,240	1,468
Stock-based compensation	7,978	619
Loss on disposal of assets	20,229	6,936
(Gain) loss on interest rate swap	(199)	96
Changes in operating assets and liabilities:		
Accounts receivable	(32,641)	43,961
Other current assets	3,423	(445)
Inventories	(107)	3,421
Prepaid expenses	(2,321)	2,360
Accounts payable	(2,812)	(39,247)
Accrued liabilities	(2,605)	988
Accrued interest	(108)	10
Net cash (used in) provided by operating activities	(463)	2,063
CASH FLOWS FROM INVESTING ACTIVITIES:		
Capital expenditures	(112,630)	(15,461)
Proceeds from sale of assets	1,229	410
Net cash used in investing activities	(111,401)	(15,051)
CASH FLOWS FROM FINANCING ACTIVITIES:		
Proceeds from borrowings	232	-
Repayments of borrowings	(163,128)	(38,074)
Repayments of insurance financing	(2,476)	(2,426)
Debt extinguishment cost	-	(525)
Payment of debt issuance costs	(1,653)	(115)
Equity capitalization	-	40,000
Proceeds from IPO	185,500	-
Payment of IPO costs	(15,099)	-
Net cash provided by (used in) financing activities	3,376	(1,140)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(108,488)	(14,128)
CASH AND CASH EQUIVALENTS - Beginning of period	133,596	34,310
CASH AND CASH EQUIVALENTS - End of period	$ 25,108	$ 20,182

Reportable Segment Information

Non-GAAP Financial Measures

Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to Adjusted EBITDA. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliation of net income (loss) to adjusted EBITDA:

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